Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / (713) 529-6600

OILTANKING PARTNERS, L.P. NAMES
NEW CHIEF EXECUTIVE OFFICER

HOUSTON — November 6, 2012 – Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced that Anne-Marie Ainsworth has been selected to succeed Carlin Conner as President and Chief Executive Officer of its general partner, effective November 26, 2012. Ms. Ainsworth will also serve on the board of directors of Oiltanking’s general partner. As previously announced, Carlin Conner has assumed the role of Managing Director of Oiltanking GmbH and joined the Executive Board of Marquard & Bahls AG. Mr. Conner will remain Chairman of the board of the general partner of the Partnership.

“On behalf of our Board of Directors and the Partnership, I am extremely pleased to welcome Anne-Marie to Oiltanking,” Carlin stated. “After a thorough search for my replacement, we believe that Anne-Marie is the ideal person to lead Oiltanking as we continue to execute the numerous growth opportunities before us. Her many years of experience in the energy industry provides her a unique understanding of our customers’ needs and the changing dynamics of our markets that are creating growth opportunities for Oiltanking. We look forward to benefitting from her leadership qualities and broad management expertise. I am confident that under Anne-Marie’s leadership, Oiltanking will continue to be one of the best in class limited partnerships positioned with a compelling growth story and a stable and growing distribution to its unitholders,” added Conner.

A refining industry veteran with 34 years of experience, Ms. Ainsworth was most recently Senior Vice President of Sunoco Refining. Prior to joining Sunoco, Anne-Marie was employed by Motiva Enterprises, LLC, where she was the General Manager of the Motiva refinery in Norco, Louisiana.

Ms. Ainsworth holds a Master’s degree in Business Administration from Rice University and a Bachelor’s degree in Chemical Engineering from the University of Toledo.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect Oiltanking Partners’ current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties as described in Oiltanking Partners’ filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Oiltanking Partners has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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